Exhibit 99.1

August 16, 2016

Nuance Closes Acquisition of TouchCommerce

Transaction Accelerates Growth of Nuance Enterprise Business and Expands Its Portfolio with Digital Customer Engagement

BURLINGTON, Mass., August 16, 2016 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced that it has closed the acquisition of TouchCommerce, a technology partner and leader in digital customer service and engagement solutions. Used by leading enterprises, TouchCommerce’s customer engagement cloud platform increases eCommerce sales and improves the customer service experience. The addition of TouchCommerce will accelerate Nuance’s Enterprise business and expand its customer care solutions with a range of new digital engagement offerings, including live chat, customer analytics and personalization solutions.

Total consideration for the transaction is $215 million. At the closing, Nuance paid $110 million in cash (excluding certain closing adjustments) and $85 million, or 5.7 million shares, in Nuance common stock. The remaining $20 million will be paid at the conclusion of an indemnity period subject to reduction for any indemnity claims.

About Nuance Communications, Inc.

Nuance Communications, Inc. (NASDAQ: NUAN) is a leading provider of voice and language solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with devices and systems. Every day, millions of users and thousands of businesses experience Nuance’s proven applications. For more information, please visit: www.nuance.com.

Nuance and the Nuance logo are trademarks or registered trademarks of Nuance Communications, Inc. or its subsidiaries in the United States of America and/or other countries. All other company names or product names may be the trademarks of their respective owners.

Safe Harbor and Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that, if they never materialize or if they prove incorrect, could cause the predicted results of our acquisition of TouchCommerce to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements include, but are not limited to, predictions regarding the benefit to our Enterprise business and our ability to expand the customer base for our Enterprise solutions. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including but not limited to: an inability to introduce TouchCommerce products into our customer base and or failure to obtain customer acceptance of combined solutions; difficulties in integrating the differing technology solutions; disruption in the business relationships with TouchCommerce’s key customers; and failure to retain and motivate TouchCommerce personnel; and other risks customary to achieving the benefits of acquisitions. These risks as well as other

© 2016 Nuance Communications, Inc. All rights reserved.

August 16, 2016

risks associated with our business are described in our annual report on Form 10-K for the fiscal year ended September 30, 2015, as amended by our current report on form 8-K filed on May 11, 2016 and our quarterly and other reports filed with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

For Press and Investors

Richard Mack

Nuance Communications, Inc.

781-565-5000

richard.mack@nuance.com

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© 2016 Nuance Communications, Inc. All rights reserved.